Exhibit 10.26

Description of President/COO Bonus Plan: 2001-2003

1.  Purpose of the plan: For a period spanning 2 years, to retain Cymer president/COO and to provide additional incentive to operate within approved quarterly financial budgets while (a) achieving/maintaining market leadership through the current downturn, (b) executing the Company’s product roadmap, and (c) establishing the infrastructure necessary to deal with the next anticipated industry upturn.   The plan is separate from, and in addition to, the standard Cymer bonus framework.

2.  Time Period: The bonus plan is composed of two contiguous 12 month periods (each a “Bonus Period”), the first beginning October 1, 2001 and ending September 30, 2002: the second period beginning October 1, 2002 and ending September 30, 2003.

3.  Measurement of Performance: Metrics and performance milestones for each Bonus Period are agreed to in advance by the Chief Executive Officer and the President/COO, subject to approval of the Compensation Committee of the Company’s Board of Directors.  The Chief Executive Officer will meet quarterly with the President/COO to review achievement of relevant milestones within that quarter.  At the Chief Executive Officer’s discretion, for medium-term milestones, achievement may be reviewed and based on performance over multiple quarters.  Achievement of milestones for each Bonus Period is capped at 100%.

4.  Plan Payment: Payment is contingent upon the President/COO’s ongoing employment at Cymer through the end of each Bonus Period and satisfactory achievement of the relevant milestones.  A single payment for each Bonus Period will be made at the conclusion of such period.  The maximum amount payable with respect to each Bonus Period is $1M.

5.  Compensation Committee Review: The Chief Executive Officer shall review the plan’s status with the Compensation Committee near the conclusion of each Bonus Period and prior to any plan payment, or at any other time upon the request of the Compensation Committee.

6.  Change of Control: If the Company is acquired during a Bonus Period and the President/COO is terminated for reasons other than cause, the plan payments will become guaranteed.